UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      April 15, 2024

TX HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-32335	58-2558702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12080 Virginia Blvd., Ashland, Kentucky 41102
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (606) 928-1131

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act: None.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1-Registrants' Business and Operations

Item 1.01- Entry into Material Definitive Agreement

In March 2024, the company obtained a revolving line of credit agreement from a credit union. The loan agreement is effective on March 13, 2024, and will continue in full force until such time as the loan is paid in full, all related expenses paid, or until March 15, 2025, at which time the line of credit can be renewed. The line of credit was secured by all shares and deposits in all joint and individual accounts the company has with the lender. The loan has a variable interest rate indexed to the Wall Street Journal rate and will be a rate of 0.450 percentage points over the index, the effective initial interest rate is 8.950%. The loan is to be paid by the company in one payment on March 15, 2025, at which time the line of credit can be renewed and interest to be paid on regular monthly payments, beginning April 15,2024. The loan has a number of positive and negative covenants and conditions outlining the rights and responsibilities of the company and lender.

The loan is guaranteed by the Chief Executive Officer, William Shrewsbury, to the amount of $500,000.

Proceeds of the loan in the amount of $176,004.51were used to pay-off the balance of a previous loan and accrued interest and, the remaining new loan balance of $323,995.49 to be used in the business operation.

Section 9-Financial Statements and Exhibits

Item 9.01- Financial Statements and Exhibits

99.1	TX Holdings, Inc. Press Release, furnished herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

TX HOLDINGS, INC.

Date: April 15, 2024	By:	/s/ William Shrewsbury
Chief Executive Officer and Chairman